Exhibit 99.1

ENSERVCO Reports Second Quarter and Six-Month Financial Results

Six-Month Highlights:

●	Revenue increased 43% to $29.9 million from $20.9 million YOY
●	Well enhancement service revenue up 48% to $26.3 million from $17.8 million YOY
●	Water transfer service revenue up 82% to $1.9 million from $1.1 million YOY
●	Pre-tax net loss reduced to $1.2 million from $3.5 million YOY
●	Net loss cut in half to $1.2 million from $2.5 million YOY
●	Adjusted EBITDA increased 94% to $4.3 million from $2.2 million YOY
●	Cash generated from operations up 223% to $6.5 million from $2.0 million YOY

Second Quarter Highlights:

●	Revenue increased 24% to $8.8 million from $7.1 million YOY – 6th consecutive quarter of YOY revenue increase
●	Well enhancement service revenue up 20% to $7.0 million from $5.8 million YOY
●	Water transfer revenue up 204% to $929,000 from $306,000 YOY
●	Pre-tax net loss improved to $3.3 million from $3.5 million YOY
●	Net loss of $3.3 million, up from $2.5 million last year when Company had $1.0 million tax benefit
●	Adjusted EBITDA loss of $347,000 versus loss of $286,000 last year

DENVER, Aug. 14, 2018 (GLOBE NEWSWIRE) -- ENSERVCO Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its second quarter and six-month period ended June 30, 2018.

“We are pleased with our first half financial results, which reflected solid growth across all core business segments and set the stage for what we expect to be a similarly strong performance in the second half of 2018,” said Ian Dickinson, President and CEO. “Our second quarter profit metrics fell below expectations due to some anomalous cost increases related to healthcare and workers’ compensation as well as an increase in maintenance costs following the more active 2017-18 heating season and in preparation for the upcoming season.  In addition, we continued to invest in transforming our business to drive greater efficiencies, scale and profitability over the long term.  Our personnel are responding well to this process and playing an integral role in building a more efficient platform capable of supporting a much larger business.  On a parallel path, we created a new, dedicated business development team that is working hand in hand with our operations teams to win new business while continuing to deliver world class services.

“Our year-to-date performance was highlighted by revenue growth in all basins in which we operate,” Dickinson added.  “We continued to add new customers and retain key legacy customers while benefitting from macro tailwinds in the form of higher commodity prices and robust economic growth. This drove a 43% increase in total revenue and double-digit gains in all four of our core service offerings.  For the first half of 2018, we reduced our net loss by 50% and increased our adjusted EBITDA by 94% to $4.3 million.  We have generated $6.5 million in cash from operations year to date – a 223% year over year increase compared to 2017.  Our balance sheet remains solid and we have only modest, maintenance-related CapEx requirements going forward.

“We are now gearing up to meet increased demand in the Q4 and Q1 heating season, when we generate the majority of our revenue and profitability and when we expect to reap additional benefits from the process improvements we have been implementing,” Dickinson said.  “Our new business development and operations teams are working to build market share with a solid pipeline that includes more work further north into the Bakken, where the season can sometimes be active well into the spring. As always, we remain focused on increasing fleet utilization and optimization to drive revenue and profit growth, maximize cash flow, and increase shareholder value.”

Second Quarter Results
Total revenue for the second quarter ended June 30, 2018, increased 24% to $8.8 million from $7.1 million in the same quarter last year.  It was the Company’s sixth consecutive quarter of year-over-year revenue increases.

Well enhancement services, the Company’s core service offering that comprised 80% of total revenue in the quarter, grew by 20% year over year to $7.0 million from $5.8 million.  All three components of this segment showed good growth, led by frac water heating, up 28% to $3.2 million from $2.5 million; hot oiling, up 19% to $2.8 million from $2.4 million; and acidizing, up 4% to $758,000 versus $728,000 last year.

The well enhancement segment showed a $1.1 million operating profit in the quarter.  That was down from $1.5 million last year due to several anomalous factors, including a $322,000 increase in healthcare and workers’ compensation costs driven by a number of individual large claims in the health insurance program and a final payment to fund a required reserve for the legacy workers’ compensation insurance program.

The Company’s new water transfer segment achieved 204% growth in the second quarter to $929,000 from $306,000 in the same period last year due to the addition of several new customers and increased demand for the service by existing customers.  In light of strong industry demand for the service, management is working to refine its marketing strategy to eliminate unexpected periods of excess capacity as occurred in a significant portion of the second quarter. The segment showed an operating loss of $50,000 in the quarter, a marked improvement over last year’s operating loss of $310,000, and the Company is moving closer achieving sustainable profitability in the segment.

Water hauling revenue decreased 3% in the second quarter to $858,000 from $881,000 in the same quarter last year.  Operating loss in the segment was $95,000 compared to the operating loss of $311,000 a year ago.

Total operating expenses in the second quarter grew 13% year over year to $11.5 million from $10.2 million due primarily to costs related to meeting higher customer demand along with approximately $200,000 in the aforementioned anomalous expenses. Sales, general and administrative expense decreased 4% year over year to $1.2 million from $1.3 million, as the increase in costs associated with the new business development team were more than offset by lower stock-based compensation costs associated with the management transition in the second quarter last year.  Depreciation and amortization expense also decreased 5% year over year to $1.6 million from $1.7 million due to certain assets becoming fully depreciated.

Net loss before income taxes was $3.3 million in the second quarter, down from $3.6 million in the same quarter last year.

The Company reported a second quarter net loss of $3.3 million, or $0.06 per diluted share, up from the previous year’s net loss of $2.5 million, or $0.05 per diluted share.  The year-ago net loss included the impact of a $1.0 million tax benefit versus no tax benefit in the second quarter of 2018, which is due to the Company recording a full valuation allowance against its net deferred tax assets.

Adjusted EBITDA loss in the second quarter was $347,000, up from a loss of $286,000 in the same quarter last year.

Six Month Results
Total revenue for the six-month period ended June 30, 2018, increased 43% to $29.9 million from $20.9 million last year.

Well enhancement services grew 48% year to date to $26.3 million from $17.8 million last year. All three components of well enhancement services achieved double-digit growth, including frac water heating, up 65% to $17.6 million from $10.7 million; hot oiling, up 15% to $6.5 million from $5.6 million; and acidizing, up 48% to $1.8 million from $1.2 million.

The well enhancement segment generated operating income of $7.3 million through six months, up from $5.0 million last year.

Water transfer revenue in the first half of 2018 increased 82% to $1.9 million from $1.1 million in the same period last year. The Company has doubled the number of water transfer customers in 2018 and anticipates the business will become an increasingly important contributor to revenue and profitability over time. The water transfer segment had a $12,000 segment loss year-to-date versus a segment loss of $234,000 in the year-ago period.

Water hauling revenue declined to $1.7 million in the first half from $1.8 million last year and generated an operating loss of $202,000, down from $339,000 loss last year.

Total operating expenses increased 28% in the first half of 2018 to $29.7 million from $23.2 million in the same period last year due primarily to costs associated with increased activity and, to a lesser extent, to the earlier referenced healthcare and other insurance expenses.   Sales, general and administrative expenses increased 14% to $2.6 million from $2.3 million last year due primarily to buildout of the Company’s business development team and higher personnel costs.  Depreciation and amortization expense was down slightly to $3.2 million from $3.3 million.

Net loss before income taxes was $1.2 million through six months, down from $3.5 million in the same quarter last year.

The Company reduced its year-to-date net loss by 50% to $1.2 million, or $0.02 per diluted share, from $2.5 million, or $0.05 per diluted share, in the same period last year.  Again, the year-ago net loss included the impact of a $1.0 million tax benefit versus no tax benefit in the first six months of 2018.

Adjusted EBITDA through six months grew by 94% to $4.3 million from $2.2 million in the same period last year.

ENSERVCO generated $6.5 million in cash from operations in the first six months of 2018, up 223% from $2.0 million in the same period last year.

Balance sheet
Working capital at June 30, 2018, was $4.1 million and the current ratio was 2.6 to 1.  The debt to equity ratio was also 2.6 to 1 and total stockholders’ equity increased to $9.0 million from $8.2 million at 2017 year-end.

Conference Call Information
Management will hold a conference call today to discuss these results.  The call will begin at 2:30 p.m. Mountain Time (4:30 p.m. Eastern) and will be accessible by dialing 877-407-8031 (201-689-8031 for international callers).  No passcode is necessary.  A telephonic replay will be available through August 21, 2018, by calling 877-481-4010 (919-882-2331 for international callers) and entering the Conference ID #34861. To listen to the webcast, participants should go to the ENSERVCO website at www.enservco.com and link to the “Investors” page at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days.  The webcast also is available at the following link:
http://www.investorcalendar.com/event/34861

About ENSERVCO
Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, bacteria and scaling treatment and water hauling.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

*Note on non-GAAP Financial Measures
This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing ENSERVCO’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release.  We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements
This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2017, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include the ability to sustain recent revenue and profit trends in 2018 and 2019; ability to build a more efficient platform capable of supporting a larger business; expectations to benefit from the process improvement program; expectations for only modest Capex requirements in the second half of 2018; expectations for increased demand for services in coming quarters; success in building market share and a sales pipeline, increasing fleet utilization and optimization, driving revenue and profit growth, maximizing cash flow and increasing shareholder value. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO.  ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-393-7044

Email: jay@pfeifferhigh.com

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenues
Well enhancement services	$7,005	$5,819	$26,290	$17,803
Water transfer services	929	306	1,924	1,058
Water hauling services	858	881	1,699	1,766
Other	-	100	-	254
Total revenues	8,792	7,106	29,913	20,881

Expenses
Well enhancement services	5,900	4,325	18,991	12,774
Water transfer services	979	616	1,936	1,292
Water hauling services	953	1,192	1,901	2,105
Functional support and other	181	300	326	641
Sales, general, and administrative expenses	1,241	1,290	2,611	2,284
Patent litigation and defense costs	55	24	75	67
Severance and transition costs	593	768	633	768
Depreciation and amortization	1,597	1,675	3,186	3,251
Total operating expenses	11,499	10,190	29,659	23,182

(Loss) Income from Operations	(2,707)	(3,084)	254	(2,301)

Other (Expense) Income
Interest expense	(511)	(500)	(1,011)	(1,210)
Gain on disposals	53	-	53	-
Other (expense) income	(85)	38	(505)	42
Total other expense	(543)	(462)	(1,463)	(1,168)

Loss Before Tax Benefit (Expense)	(3,250)	(3,546)	(1,209)	(3,469)
Income Tax (Expense) Benefit	(32)	1,019	(32)	992
Net Loss	$(3,282)	$(2,527)	$(1,241)	$(2,477)

Earnings per Common Share - Basic	$(0.06)	$(0.05)	$(0.02)	$(0.05)

Earnings per Common Share – Diluted	$(0.06)	$(0.05)	$(0.02)	$(0.05)

Basic weighted average number of common shares outstanding	51,677	51,068	51,413	51,068
Add: Dilutive shares	-	-	-	-
Diluted weighted average number of common shares outstanding	51,677	51,068	51,413	51,068

ENSERVCO CORPORATION AND SUBSIDIARIES

Calculation of Adjusted EBITDA *

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Adjusted EBITDA*
Net Loss	$(3,282)	$(2,527)	$(1,241)	$(2,477)
Add Back
Interest expense	511	500	1,011	1,210
Provision for income tax expense	32	(1,019)	32	(992)
Depreciation and amortization	1,597	1,675	3,186	3,251
EBITDA*	(1,142)	(1,371)	2,988	992
Add back (Deduct)
Stock-based compensation	115	330	188	446
Patent litigation and defense costs	55	24	75	67
Severance and transition costs	593	768	633	768
(Gain) on disposal of equipment	(53)	-	(53)	-
Other expense (income)	85	(37)	505	(42)
Adjusted EBITDA*	$(347)	$(286)	$4,336	$2,231

*Note: See below for discussion of the use of non-GAAP financial measurements.

Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of the Company’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

EBITDA is defined as net income (earnings), before interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA excludes stock-based compensation from EBITDA and, when appropriate, other items that management does not utilize in assessing the Company’s ongoing operating performance as set forth in the next paragraph. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, warrants issued, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., income taxes, severance and transition costs related to the executive management team, gain on sale of investments, loss on disposal of assets, patent litigation and defense costs, other expense (income), etc.). In the case of the non-cash items, management believes that investors can better assess the Company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Additionally, our fixed charge coverage ratio covenant associated with our 2017 Credit Agreement require the use of Adjusted EBITDA in specific calculations.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
ASSETS	2018	2017
	(Unaudited)
Current Assets
Cash and cash equivalents	$235	$391
Accounts receivable, net	5,131	11,761
Prepaid expenses and other current assets	657	868
Inventories	494	576
Income tax receivable, current	57	57
Total current assets	6,574	13,653

Property and equipment, net	27,456	29,417
Income tax receivable, noncurrent	57	57
Other assets	1,191	1,123

TOTAL ASSETS	$35,278	$44,250

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$2,350	$5,465
Current portion of long-term debt	142	182
Total current liabilities	2,492	5,647

Long-Term Liabilities
Senior revolving credit facility	21,729	27,066
Subordinated debt	1,808	2,229
Long-term debt, less current portion	225	252
Warrant liability	-	831
Total long-term liabilities	23,762	30,378
Total liabilities	26,254	36,025

Commitments and Contingencies (Note 8)

Stockholders' Equity
Preferred stock, $.005 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $.005 par value, 100,000,000 shares authorized, 54,464,829 and 51,197,989 shares issued, respectively; 103,600 shares of treasury stock; and 54,361,229 and 51,094,389 shares outstanding, respectively	272	255
Additional paid-in capital	21,594	19,571
Accumulated deficit	(12,842)	(11,601)
Total stockholders' equity	9,024	8,225

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$35,278	$44,250

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Six Months Ended
	June 30,
	2018	2017
OPERATING ACTIVITIES
Net loss	$(1,241)	$(2,477)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	3,186	3,251
Deferred income taxes	-	(879)
Gain on disposal of equipment	(53)	-
Stock-based compensation	188	446
Change in fair value of warrant	540	-
Amortization of debt issuance costs and discount	126	298
Provision for bad debt expense	33	49
Changes in operating assets and liabilities
Accounts receivable	6,598	729
Inventories	82	(3)
Prepaid expense and other current assets	241	152
Income taxes receivable	-	224
Other assets	(60)	(32)
Accounts payable and accrued liabilities	(3,115)	260
Net cash provided by operating activities	6,525	2,018

INVESTING ACTIVITIES
Purchases of property and equipment	(1,470)	(971)
Proceeds from insurance claims	122	-
Proceeds from disposal of equipment	145	121
Net cash used in investing activities	(1,203)	(850)

FINANCING ACTIVITIES
Net line of credit payments	(5,386)	(2,000)
Proceeds from issuance of long-term debt	-	1,000
Repayment of long-term debt	(66)	(168)
Other financing	(26)	-
Net cash used in financing activities	(5,478)	(1,168)

Net Increase (Decrease) in Cash and Cash Equivalents	(156)	-

Cash and Cash Equivalents, beginning of period	391	621

Cash and Cash Equivalents, end of period	$235	$621

Supplemental cash flow information:
Cash paid for interest	$863	$36
Cash paid (received) for taxes	$32	$(222)

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Non-cash proceeds from revolving credit facilities	$49	$815
Cashless exercise of stock options	$994	$-
Non-cash proceeds from warrant exercise	$500	$-
Non-cash subordinated debt principal repayment	$(500)	$-
Non-cash conversion of warrant liability to equity	$1,371	-
Non-cash proceeds from subordinated debt borrowings	$-	$1,500
Non-cash repayment of revolving credit facility	$-	$(1,500)